Strategic Partners Series

NSAR Exhibit SUB-ITEM 77(J)

For period ended 2/28/01



Strategic Partners Focused Growth Fund


Reclassification of Capital Accounts:     The Fund accounts for and
reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants Statement of Position 93-2:
Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease net investment loss and paid-in capital by $3,790,676 for the year ended February 28, 2001, due to a net operating loss and certain expenses not deductible for tax purposes. Net investment income, net realized gains and net assets were not affected by this change.








































Strategic Partners Series

NSAR Exhibit SUB-ITEM 77(J)

For period ended	2/28/01



Strategic Partners New Era Growth Fund


Reclassification of Capital Accounts:     The Fund accounts for and
reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants Statement of Position 93-2:
Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease net investment loss by $1,250,095, decrease accumulated net realized loss on investments by $4,026, and decrease paid-in capital by $1,254,121 for the period ended February 28, 2001, due to realized net investment losses during the period and certain expenses not deductible for tax purposes. Net investment income, net realized gains and net assets were not affected by this change.